EXHIBIT 99.01

HNC SOFTWARE INC. ANNOUNCES PRICING OF $125 MILLION OF
CONVERTIBLE SUBORDINATED NOTES IN PRIVATE OFFERING.

August 21, 2001

HNC Software Inc. (Nasdaq: HNCS) today announced that on August 20, 2001, it agreed to privately place $125 million aggregate principal amount of its 5.25% Convertible Subordinated Notes due September 1, 2008, in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has granted the initial purchasers an option to purchase up to an additional $25 million in principal amount of these convertible notes. The notes are convertible into shares of the Company’s common stock at a conversion price of $28.80 per share. The Company expects to use the net proceeds of the convertible note offering for general corporate purposes, including working capital. The Company also may use a portion of the net proceeds to acquire or invest in complementary technologies, products or businesses.

Neither the convertible notes nor the common stock issuable upon conversion of the notes has been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.